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                                                                      EXHIBIT 11

                              SENSORMATIC ELECTRONICS CORPORATION
                            COMPUTATION OF EARNINGS PER COMMON SHARE
                                         (IN THOUSANDS)


                                                           Three Months ended                Six Months ended
                                                              December 31,                     December 31,
                                                          ---------------------            ----------------------

                                                          1993          1992              1993            1992
                                                        --------       ---------         --------        --------
Income:

            Net income for primary
               computation                               $18,822       $ 13,604         $ 33,628        $ 24,495

            Add interest expense (net
               of tax) on 7% convertible
                   subordinated debentures                 1,247          1,330            2,538           2,660
                                                        --------        --------         --------        --------

            Adjusted net income for fully
               diluted computation                      $ 20,069       $ 14,934         $ 36,166        $ 27,155
                                                        ========       =========         ========        ========

Common shares (1):

            Weighted average shares
               outstanding during the period              58,952         54,709           58,620          52,529

            Potential dilutive exercise of
               stock options and warrants (2)              2,118          2,073            2,051           1,843
                                                        --------        -------         --------        --------

            Shares included in computation
               of primary earnings per share              61,070         56,782           60,671          54,372

            Shares issuable on conversion
               of 7% convertible subordinated
                   debentures                              7,283          7,341            7,283           7,341

            Maximum dilution of stock
               options and warrants (3)                      312            184              379             415
                                                        --------       --------          -------        --------

            Shares included in computation of
               fully diluted earnings per
                   share                                  68,665         64,307           68,333          62,128
                                                        ========       ========         ========        ========


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(1)         Share amounts reflect the three-for-two stock split declared in
            November 1993.

(2) Computed under the treasury stock method based on the average stock price during the periods.

(3) Computed under the treasury stock method based on stock price at end of periods if higher than the average price during the periods.